FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2013 FIRST QUARTER RESULTS

Management Again Raises 2013 Diluted EPS Guidance

New York, New York, May 8, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2013.

First Quarter 2013 Compared to First Quarter 2012:

•	Net sales increased 29.3% to $213.8 million from $165.4 million; at comparable foreign currency exchange rates, net sales increased 29.4%;
•	European-based operations generated sales of $195.1 million, up 34.4% from $145.2 million;
•	Sales by U.S.-based operations were $18.7 million, down 7.6% from $20.2 million;
•	Gross margin was 63.0% of net sales compared to 64.5%;
•	S, G & A expense as a percentage of net sales was 31.7% compared to 45.3%;
•	Operating margin was 31.3% of net sales compared to 19.2% of net sales;
•	Net income attributable to Inter Parfums, Inc. increased 105% to $31.7 million compared to $15.5 million; and,
•	Basic and diluted earnings per share rose 102% to $1.03 compared to $0.51.

Jean Madar, Chairman & CEO of Inter Parfums commented, “Sales of our ongoing prestige brands posted strong growth during the first quarter. Excluding Burberry from both the current and prior year quarters, European-based sales were up 15.5% year-over-year to $85.5 million. Sales of Jimmy Choo fragrances benefitted from the successful launch of Flash, which contributed to the 50% comparable quarter increase for the brand. Lanvin sales rose 18% driven by continued growth from Eclat d’Arpege along with the launch of Lanvin Me and the steady performance by Jeanne Lanvin. Sales of Montblanc Legend fragrances continued to perform exceptionally well resulting in a 39% increase in brand sales. Finally, our association with Burberry fragrances ended on a high note, with a 53% increase in first quarter sales.”

On the subject of U.S.-based operations, Mr. Madar noted, “As we reported last month, the 2012 first quarter was somewhat of an anomaly, with sales 71% ahead of 2011’s first quarter due primarily to our taking over distribution of Anna Sui fragrances in January 2012. Making the comparison even more challenging was the launch of Love Fury by Nine West and Wildbloom Vert for Banana Republic in the first quarter of 2012, while the launch of Desire by bebe did not take place until the end of the current first quarter.”

Mr. Madar also noted, “Top line growth was strong in all major markets. Our largest markets, North America, Western Europe, and Asia saw sales increases of 28%, 24% and 29%, respectively. While Eastern Europe, Middle East, and Central and South America reported sales increases of 96%, 9% and 41%, respectively.”

Russell Greenberg, Executive Vice President & Chief Financial Officer pointed out that, “The 150 basis point decline in gross margin for the 2013 first quarter is primarily the result of commercial rebates granted to certain customers as part of a planned effort to reduce the level of inventory. In 2013, pursuant to the transition agreement with Burberry, advertising requirements were reduced. Lower first quarter 2013 promotional spending, when combined with a 54% increase in Burberry brand sales and a 15.5% increase in sales for our ongoing prestige brands, created significant leverage in selling, general and administrative expenses, which, as noted above, fell sharply as a percentage of first quarter net sales.”

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May 8, 2013

Mr. Greenberg continued, “We generated cash flows from operating activities of nearly $20 million in the first quarter with only $1.4 million invested in capital expenditures. This cash flow, combined with the proceeds we received in December 2012 from the termination of the Burberry license, which totaled $236 million net of transaction costs and other agreed settlements, further bolstered our strong balance sheet. We ended the first quarter with $397 million in working capital including approximately $313 million in cash, cash equivalents and short-term investments and we continue to have no long-term debt. This financial strength positions us to execute our growth strategy by creating, producing and distributing new products for our existing brands and by potentially forming strategic alliances with and/or acquiring new brands.”

Raises 2013 Earnings Guidance

Mr. Greenberg concluded, “We had an exceptional first quarter, where profits were extraordinarily strong as the result of substantially increased sales, coupled with lower than typical promotional expense. As we build our business in this new post Burberry era, we are investing in our ongoing brands, and we anticipate higher promotional expense in succeeding quarters, particularly in the second half as we launch our new Repetto, Van Cleef & Arpels and Boucheron scents, as well as support our first quarter new product launches. However, we are raising our expectations for net income attributable to Inter Parfums, Inc. to a range of $1.10 to $1.12 per diluted share from $1.00 to $1.02 per diluted share. For now, our net sales guidance remains unchanged at approximately $510 million. As we gain more visibility, we will review and update our guidance as appropriate.” Guidance assumes the dollar remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.12 per share will be paid on July 15, 2013 to shareholders of record on June 28, 2013.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Thursday, May 9, 2013. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website. We suggest listeners use Microsoft Explorer as their browser.

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain, Karl Lagerfeld, Repetto, Alfred Dunhill, Anna Sui, Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, and Nine West. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

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May 8, 2013

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

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May 8, 2013

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2013	2012

Net sales	$213,810	$165,368

Cost of sales	79,167	58,690

Gross margin	134,643	106,678

Selling, general and administrative expenses	67,667	74,924

Income from operations	66,976	31,754

Other expenses (income):
Interest expense	457	362
Loss on foreign currency	1,443	248
Interest and dividend income	(1,189)	(524)

	711	86

Income before income taxes	66,265	31,668

Income taxes	23,323	11,414

Net income	42,942	20,254

Less: Net income attributable to the noncontrolling interest	11,246	4,757

Net income attributable to Inter Parfums, Inc.	$31,696	$15,497

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$1.03	$0.51
Diluted	$1.03	$0.51

Weighted average number of shares outstanding:
Basic	30,687	30,551
Diluted	30,847	30,686

Dividends declared per share	$0.12	$0.08

Inter Parfums, Inc. News Release	Page 5

May 8, 2013

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	March 31, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$146,205	$307,335
Short-term investments	166,891	--
Accounts receivable, net	190,217	149,340
Inventories	110,825	142,614
Receivables, other	2,001	2,534
Other current assets	4,744	5,897
Income taxes receivable	204	1,968
Deferred tax assets	6,687	13,132

Total current assets	627,774	622,820

Equipment and leasehold improvements, net	11,597	12,289

Trademarks, licenses and other intangible assets, net	108,583	113,041

Goodwill	931	954

Other assets	10,713	10,816

Total assets	$759,598	$759,920

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$26,688	$27,776
Accounts payable - trade	60,540	73,113
Accrued expenses	49,149	68,768
Income taxes payable	90,549	84,030
Dividends payable	3,683	2,453

Total current liabilities	230,609	256,140

Deferred tax liability	3,678	3,799

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,702,159 and 30,680,834 shares at March 31, 2013 and December 31, 2012, respectively	31	31
Additional paid-in capital	55,058	54,679
Retained earnings	377,724	349,672
Accumulated other comprehensive income	2,118	12,498
Treasury stock, at cost, 9,976,524 common shares at March 31, 2013 and December 31, 2012	(35,404)	(35,404)

Total Inter Parfums, Inc. shareholders’ equity	399,527	381,476

Noncontrolling interest	125,784	118,505

Total equity	525,311	499,981

Total liabilities and equity	$759,598	$759,920